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                                                                    Exhibit 10.6


                               DT INDUSTRIES, INC.
           AMENDMENT TO 1994 DIRECTORS NON-QUALIFIED STOCK OPTION PLAN


     WHEREAS, DT Industries, Inc., a Delaware Corporation (the "Company"), adopted the DT Industries, Inc. 1994 Directors Non-Qualified Stock Option Plan (as amended, the "Plan"); and

     WHEREAS, capitalized terms used herein and not otherwise defined have the meanings given such terms in the Plan; and

     WHEREAS, Section 12 of the Plan provides that the Board of Directors may at any time amend or revise the terms of the Plan, subject to certain limitations described therein; and

     WHEREAS, the Board of Directors has resolved to make certain amendments and revisions to the Plan.

     NOW, THEREFORE, the Plan is hereby amended, effective as of June 20, 2002, as follows:

     1. Section 7 of the Plan is hereby amended to add the following sentence at the end of that section, as follows:

          Unless approved by a majority vote of the shares of Common Stock then outstanding, the Company shall not reduce the per share exercise price of any Option outstanding or to be granted in the future; cancel any outstanding Options held by a Grantee with an agreement to re-grant Options to such Grantee at a lower exercise price (including entering into any "6 month and 1 day" cancellation and re-grant scheme), whether or not the cancelled options are put back into the available pool for grant; replace underwater Options with restricted stock in an exchange, buy-back or other similar scheme; or replace any Options with new Options having a lower exercise price or accelerated vesting schedule in an exchange, buy-back or other similar scheme.

     2. Section 12 of the Plan is hereby amended and restated to read in its entirety as follows:

          The Board of Directors may, in its discretion, at any time suspend or terminate the Plan. The Board may also at any time amend or revise the terms of the Plan or any Option granted under the Plan, provided that no such amendment or revision shall without stockholder approval:

               (i) increase the number of shares reserved for issuance pursuant to the Options granted under the Plan (except as permitted under the provisions of Section 6 hereof);


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               (ii) change the purchase price established pursuant to Section 7 of the Plan (except as permitted under the provisions of Section 6);

               (iii) permit the granting of Options to anyone other than Eligible Directors;

               (iv) modify the provisions of Section 7 of the Plan; or

               (v) extend the latest date upon which Options may be granted or shall be exercisable.

     Notwithstanding the foregoing, the provisions of Section 4 hereof, and any other provision of this Plan applicable to Options granted pursuant to
     Section 4, shall not be amended more than once in any six month period, except as may be required to comply with changes in the Code and the rules and regulations thereunder.

     3. No other provision of the Plan shall be altered, amended, revised or otherwise modified hereby.

     IN WITNESS WHEREOF, this Amendment has been duly executed by order of the Board as of the 20th day of June, 2002.


                                      DT INDUSTRIES, INC.

                                      By:   /s/ Dennis S. Dockins
                                          -----------------------------
                                          Dennis S. Dockins
                                          General Counsel and Secretary